                                                                    EXHIBIT 10.1



                        COMMON SHARE PURCHASE AGREEMENT

                          dated as of January 29, 1998


                                    Between


                      AMERICAN INDUSTRIAL PROPERTIES REIT


                                      and


                     PRAEDIUM II INDUSTRIAL ASSOCIATES LLC

                               TABLE OF CONTENTS

SECTION 1.       DEFINITIONS AND RULES OF CONSTRUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
         1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
         1.2     Rules of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -9-

SECTION 2.       PURCHASE AND SALE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-
         2.1     Purchase and Sale of the Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-
         2.2     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-
         2.3     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-

SECTION 3.       REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
         3.1     Organization and Related Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
         3.2     Capital Stock; Title to Shares.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
         3.3     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         3.4     SEC Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
         3.5     Authorization; No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
         3.6     Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
         3.7     Compliance with Law and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         3.8     Dividends and Other Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         3.9     Certain Interests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         3.10    No Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
         3.11    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
         3.12    Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
         3.13    Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
         3.14    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
         3.15    Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
         3.16    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
         3.17    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
         3.18    Trust Records; Accounting Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
         3.19    New York Stock Exchange Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
         3.20    Disclosure of Facts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
         3.21    Pension-Held REIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
         3.22    Real Estate Operating Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-

SECTION 4.       REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
         4.1     Organization and Related Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
         4.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
         4.3     No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
         4.4     No Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
         4.5     Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
         4.6     Investment Representation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
         4.7     Legends; Stop-Transfer Orders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
         4.8     Status for REIT Ownership and Income Tests . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-

 SECTION 5.      CONTINUING COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
         5.1     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
         5.2     Board Observation Rights.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
         5.3     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
         5.4     Status for REIT Ownership and Income Tests . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
         5.5     Prohibited Transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
         5.6     Registration Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
         5.7     REIT Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
         5.8     Furnish Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
         5.9     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -27-
         5.10    Additional Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -27-
         5.11    Listing of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -27-
         5.12    Additional Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -27-

SECTION 6.       SURVIVAL AND DELIVERIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
         6.1     Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
         6.2     Deliveries of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
         6.3     Deliveries of Investor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-

SECTION  7.      INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-
         7.1     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-
         7.2     Obligations of Investor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-
         7.3     Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
         7.4     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
         7.5     Notice by Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-

SECTION  8.      GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
         8.1     Amendments; Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
         8.2     Schedules; Exhibits; Integration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
         8.3     Best Efforts; Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
         8.4     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
         8.5     No Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -32-
         8.6     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -32-
         8.7     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -32-
         8.8     Publicity and Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -32-
         8.9     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -32-
         8.10    Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -32-
         8.11    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -32-
         8.12    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -33-
         8.13    Remedies; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -33-
         8.14    Representation By Counsel; Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -34-
         8.15    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -34-
         8.16    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -34-

                                    EXHIBITS

EXHIBIT A        Registration Rights Agreement
EXHIBIT B        Confidentiality Agreement

                                   SCHEDULES

SCHEDULE 3.1     Jurisdictions; Officers and Trust Managers
SCHEDULE 3.2     Capital Stock; Title to Shares
SCHEDULE 3.3     Additional Liabilities or Contingencies
SCHEDULE 3.5     Permits and Approvals
SCHEDULE 3.6     Litigation
SCHEDULE 3.7     Compliance with Law and Permits
SCHEDULE 3.8     Dividends and Other Distributions
SCHEDULE 3.9     Certain Interests
SCHEDULE 3.11    Seller Benefit Plans
SCHEDULE 3.13    Properties and Encumbrances
SCHEDULE 3.14    Taxes
SCHEDULE 3.15    Material Contracts
SCHEDULE 3.16    Insurance
SCHEDULE 3.17    Environmental Compliance
SCHEDULE 3.18    Trust Records
SCHEDULE 5.3     Conduct of Business
SCHEDULE 8.5     List of Opinions of Seller's Counsel
SCHEDULE 9.4     List of Opinions of Investor's Counsel

                        COMMON SHARE PURCHASE AGREEMENT

         THIS COMMON SHARE PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of January 29, 1998, by and between AMERICAN INDUSTRIAL PROPERTIES REIT, a Texas real estate investment trust ("SELLER"), and Praedium II Industrial Associates LLC, a Delaware limited liability company (the "INVESTOR").

                                R E C I T A L S

         A. Seller qualifies and operates as a real estate investment trust for federal income tax purposes.

         B. Seller desires to sell to Investor, and Investor desires to purchase from Seller 733,945 Common Shares for a purchase price of $10,000,000.62 upon the terms and subject to the conditions set forth in this Agreement.

         C. The proceeds from the sale of the Shares to Investor are to be used for the purposes set forth in this Agreement.

                               A G R E E M E N T

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

         1.1 DEFINITIONS. The capitalized terms used in this Agreement, the Exhibits and the Schedules attached hereto shall have the meanings set forth below:

                 "ACTION" means any action, complaint, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any mediator, arbitrator or Governmental Entity.

                 "ABKB" means ABKB/LaSalle Securities Limited Partnership, a registered investment advisor.

                 "ABKB AGREEMENTS" means, collectively, the two Common Share Purchase Agreements dated as of July 3, 1997 between Seller and ABKB (as agent for and for the benefit of particular clients) and the Common Share Purchase Agreement dated as of July 3, 1997 between Seller and LaSalle Advisors (as agent for and for the benefit of a particular client).

                 "AFFILIATE" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

                 "ANCILLARY AGREEMENTS" means collectively, all documents related to the consummation of the transactions contemplated hereby and thereby, including the Registration Rights Agreement and the Confidentiality Agreement.

                 "APPROVAL" means any approval, authorization, consent, qualification or registration, or any waiver of the foregoing, or any notice, statement or other communication required to be filed with or delivered to any Governmental Entity or any other Person.

                 "ASSOCIATE" of a Person means

                 (i) a corporation, partnership or organization (other than Seller or Investor) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner ), if the Associate is a corporation, of 10% or more of any class of equity securities (by vote or value, whichever is more restrictive) of such Associate, and if the Associate is a partnership or organization, of 10% or more in the assets or net profits of the Associate, in both cases pursuant to Section 856(d)(2)(B) of the Code;

                 (ii) any trust or estate in which such Person has a beneficial interest of 10% or more in the assets or net profits of such trust or estate pursuant to Section 856 (d)(2)(C) of the Code; and

                 (iii) any relative or spouse of such Person who has the same residence as such Person.

                 "AUDITED FINANCIAL STATEMENTS" has the meaning set forth in
Section 3.3(a) of this Agreement.

 "AUDITORS" means Ernst & Young, LLP, independent public accountants to Seller.

                 "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, and any successor statute, as well as any existing or future law of any jurisdiction, foreign or domestic, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors.

                 "BUSINESS DAY" means a day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                 "CAPITALIZED LEASE" means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

                 "CAPITALIZED LEASE OBLIGATION" means, as to any Person, the obligation of such Person to pay rent or other amounts under a Capitalized Lease and, for purposes of this Agreement, the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

                 "CAPITAL STOCK" means any capital stock, beneficial interest or other equity interest, or any securities convertible into or exchangeable or exercisable for capital stock, beneficial interests or other equity interests, or any other rights, warrants or options to acquire any of the foregoing securities.

                 "CHARTER DOCUMENTS" means Seller's Third Amended and Restated Declaration of Trust and Fourth Amended and Restated Bylaws as in effect as of the date of this Agreement.

                 "CLOSING" has the meaning set forth in Section 2.3(a) of this Agreement.

                 "CLOSING AGREEMENT" shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

                 "CLOSING DATE" means the date specified in Section 2.3(a) of this Agreement.

                 "CODE" means the Internal Revenue Code of 1986, as amended, and, as applicable, the regulations promulgated thereunder.

                 "COMMISSION" means the United States Securities and Exchange Commission or any successor entity.

                 "COMMON SHARES" means common shares of beneficial interest, par value $0.10 per share, of Seller.

                 "CONTRACT" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license, arrangement or understanding, whether or not in writing.

                 "DEBT" means, with respect to any Person, without duplication, and without regard to whether it is contingent or direct, (a) all indebtedness of such Person for borrowed money, (b) any obligation incurred for all or any part of the purchase price of property or services, other than accounts payable and accrued expenses included in current liabilities in accordance with GAAP and incurred in respect of property or services purchased in the ordinary course of business, (c) indebtedness or obligations evidenced by bonds, notes or similar written instruments, (d) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, banker's acceptances, surety or other bonds and similar instruments, (e) any obligation (whether or not such Person has assumed or becomes liable for the payment of such obligation) secured by a lien on any property of such Person,
(f) all Capitalized Lease Obligations of such Person and (g) all Guarantees by such Person of obligations of any other Person of the types referred to in the foregoing clauses (a) through (f), inclusive, excluding, (i) the payment of commissions to Prudential Securities Incorporated in connection with the transactions contemplated herein and (ii) a secured line of credit with Prudential Securities Credit Corporation.

                 "ENCUMBRANCE" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, warrant, rights of others, preferential right, right of first refusal or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except that "Encumbrance" does not include any such item that (i) is reflected in the Audited Financial Statements or (ii) constitutes a statutory lien arising in the ordinary course of business.

                 "ENVIRONMENTAL CLAIMS" means any of the following to the extent they relate to, or arise out of, directly or indirectly, Environmental Noncompliance with respect to the Properties or actual or alleged Environmental Conditions or any Notification which may lead to: (i) claims, demands, suits, causes of action for personal injury, death or property damage; (ii) claims for actual or threatened damages to natural resources; (iii) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, response or remedial actions under any Environmental Law; (iv) a requirement to implement "corrective action" pursuant to any restitution, contribution or equitable indemnity to third parties or any Governmental Entity; (v) fines, penalties, liens against the Properties; (vi) claims for injunctive relief or other orders or notices of violation from any Governmental Entity; or (vii) with regard to any present or former employees, tenants or guests, exposure to or injury from Environmental Conditions.

                 "ENVIRONMENTAL CONDITIONS" means conditions of the environment, including the ocean, natural resources (including flora and fauna), soil, surface water, ground water, any actual or potential drinking or water supply, subsurface strata, or air, including ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping or threatened release of Hazardous Materials from, in, on, or onto the Properties.

                 "ENVIRONMENTAL NONCOMPLIANCE" means any of the following to the extent they are applicable to the Properties or alleged to be applicable to the Properties or to Seller, Subsidiaries or a Seller Partnership: (i) the Release of any Hazardous Material into the environment, any storm drain, sewer, septic system or publicly-owned treatment works, in violation of any effluent or emission limitations, standards or other criteria or guidelines established by any Environmental Law; (ii) any noncompliance of physical structure, equipment, process or premises with the requirements of building or fire codes, zoning or land use regulations or ordinances or conditional use permits; (iii) any noncompliance with federal, state or local requirements governing occupational safety and health; (iv) any operations, procedures and designs at or on the Properties which do not conform to the statutory or regulatory requirements of any Law (including land use regulations and ordinances) intended to protect public health, welfare and the environment; (v) the failure to have obtained permits, licenses, variances or other governmental authorizations necessary for the legal use or operation of any equipment, process or any activity at the Properties; or (vi) the operation or use of any process or equipment in violation of any permit condition, schedule of compliance, administrative or court order.

                 "ENVIRONMENTAL PERMITS" has the meaning set forth in Section 3.17(a) of this Agreement.

                 "EQUITABLE REMEDIES" has the meaning set forth in Section 3.5 of this Agreement.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                 "GAAP" means generally accepted accounting principles as in effect from time to time and consistently applied by Seller.

                 "GOVERNMENTAL ENTITY" means any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

                 "GUARANTEE" means, with respect to any Person, any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business and performance bonds, indemnities and similar obligations not guaranteeing or otherwise insuring payment of any Debt or other financial obligation), direct or indirect, of such Person with respect to any Debt or other obligation of another Person (including obligations under leases), through an agreement or otherwise, including (a) any other endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such Debt or other obligations and (b) any agreement (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations,
(ii) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services or (iii) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy any obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation. The amount of any Guarantee shall be equal to the outstanding amount of the obligations of such other Person directly or indirectly guaranteed.

                 "HAZARDOUS MATERIALS" means any substance, matter, material, waste, solid, liquid, gas, or pollutant, the generation, storage, disposal, handling, recycling, Release (or threatened Release) or treatment of which is regulated, prohibited, or limited under: (1) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, as now or hereafter amended ("RCRA") (42 U.S.C. Sections 6901 et seq.); (ii) the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as now or hereafter amended ("CERCLA") (42 U.S.C. Sections 9601 et seq.); (iii) the Clean Water Act, as now or hereafter amended ("CWA") (33

U.S.C. Sections 1251 et seq.); (iv) the Toxic Substances Control Act, as now or hereafter amended ("TSCA") (15 U.S.C. Sections 2601 et seq.); (v) the Clean Air Act, as now or hereafter amended ("CAA") (42 U.S.C. Sections 7401 et seq.) (RCRA, CERCLA, CWA, TSCA and CAA are collectively referred to herein as the "FEDERAL ENVIRONMENTAL LAWS"); (vi) any local, state or foreign law, statute, regulation, or ordinance analogous to any of the Federal Environmental Laws; or
(vii) any other federal, state, local, or foreign law (including any common law), statute, regulation, or ordinance regulating, prohibiting, or otherwise restricting the placement, Release, threatened Release, generation, treatment, or disposal upon or into any environmental media of any substance, pollutant, or waste which is now or hereafter classified or considered to be hazardous or toxic to human health or the environment. All of the laws, statutes, regulations and ordinances referred to in subsections (vi) and (vii) above, together with the Federal Environmental Laws, are collectively referred to herein as "ENVIRONMENTAL LAWS." The term "HAZARDOUS MATERIALS" shall also include: (a) gasoline, diesel fuel, fuel oil, motor oil, waste oil, and any other petroleum hydrocarbons, including any additives or other by-products associated therewith; (b) "friable" asbestos (as the term "friable" is defined under 40 C.F.R. Section 61.141) and friable asbestos-containing materials in any form; (c) polychlorinated biphenyls; or (d) any substance the presence of which on the Properties, (x) requires reporting or remediation under any Environmental Law, (y) causes or threatens to cause a nuisance on the Properties or poses or threatens to pose a hazard to the health or safety of persons on the Properties, or (z) which, if it emanated or migrated from the Properties, could constitute a trespass, nuisance or health or safety hazard to persons on adjacent property.

                 "INDEMNIFIABLE CLAIM" means any Loss for or against which any Person is entitled to indemnification under this Agreement.

                 "INDEMNIFIED PERSON" shall mean each Investor Indemnified Person and each Seller Indemnified Party.

                 "INDEMNIFYING PARTY" has the meaning set forth in Section 7.3(a) of this Agreement.

                 "INITIAL REIT YEAR" has the meaning set forth in Section 3.14(c) of this Agreement.

                 "INVESTMENT COMMITTEE" means the investment committee of the Seller's Board of Trust Managers.

                 "INVESTOR" means Praedium II Industrial Associates LLC.

                 "INVESTOR INDEMNIFIED PERSON" has the meaning set forth in
Section 7.1 of this Agreement.

                 "LASALLE ADVISORS" means LaSalle Advisors Limited Partnership, a registered investment advisor.

                 "LAW" means any constitutional provision, statute or other law, rule, regulation or interpretation of any thereof and any Order of any Governmental Entity (including, without limitation, Environmental Laws and the Americans with Disabilities Act).

                 "LOSS" means any claim, amount paid in settlement, cost, damage (including, without limitation, consequential damage), disbursement, expense (including legal fees and expenses), liability, loss, deficiency, diminution in value or obligation.

                 "MATERIAL ADVERSE EFFECT" has the meaning set forth in Section 3.3(c)(i) of this Agreement.

                 "MATERIAL CONTRACT" means any Contract to which Seller, any Subsidiary or any Seller Partnership is a party or by which any such Person or any of their respective Properties are bound that currently is in effect and
(a) after December 31, 1997 obligates Seller, any Subsidiary or any Seller Partnership to pay an amount equal to $100,000 or more, individually or in the aggregate over any 12 month period, (b) is one of the group of Tenant Leases that produced 66 2/3% of Seller's gross income during the fiscal year ended December 31, 1997, such group of Tenant Leases calculated beginning with the Tenant Lease that produced the most gross income during such period and thereafter in descending order of magnitude of gross income earned during such period under each other Tenant Lease until such percentage of gross income is reached, (c) is a Tenant Lease involving the lease of space in excess of 10,000 square feet for any Property, (d) other than any Tenant Lease, has an unexpired term as of December 31, 1997 in excess of five (5) years, (e) other than any Tenant Lease, contains a covenant not to compete, a covenant of non-solicitation, a covenant protecting confidential or proprietary information or otherwise significantly restricts business activities of Seller, any Subsidiary or any Seller Partnership, (f) provides for the extension of credit by Seller, any Subsidiary or any Seller Partnership or a line of credit to Seller, any Subsidiary or any Seller Partnership in excess of $50,000, (g) provides for a guaranty or indemnity by Seller, any Subsidiary or any Seller Partnership, (h) grants a power of attorney, agency or similar authority to another Person, (i) contains an option to purchase or a right of first refusal relating to any of the Properties, (j) relates to the sale or issuance of any equity securities of Seller or securities exercisable for or convertible into any equity securities of Seller, or (k) any other Contract that is not within the general descriptions of clauses (a) through (j) (i.e., is not a Tenant Lease or within any of the other general categories listed above) but is, or is reasonably likely to be, material to the business, financial condition, assets, results of operations or prospects of Seller, Subsidiaries or Seller Partnerships.

                 "MSAM" means Morgan Stanley Asset Management Inc., a Delaware corporation.

                 "MSAM AGREEMENT" means the Common Share Purchase Agreement dated as of June 20, 1997, by and among Seller, MSRE and MSAM (as agent and attorney-in-fact on behalf of certain clients).

                 "MSRE" means MS Real Estate Special Situations Inc., a Delaware corporation.

                 "NOTIFICATION" means any summons, citation, directive, order, claim, litigation, pleading, investigation, proceeding, judgment, letter or any other written or oral communication from any Governmental Entity, any entity or any individual, concerning any intentional or unintentional act or omission which has resulted in or which may result in any Environmental Noncompliance or Environmental Claim.

                 "NYSE" means the New York Stock Exchange.

                 "OBSERVATION RIGHTS" has the meaning set forth in Section 5.2(a) of this Agreement.

                 "ORDER" means any decree, injunction, judgment, order, ruling, assessment or writ.

                 "PERMIT" means any license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

                 "PERSON" means an individual, corporation, partnership, limited liability company, joint venture, an unincorporated organization, government or any department or agency thereof, estate, trust, association, or private foundation within the meaning of Section 509(a) of the Code, or joint stock company.

                 "PREFERRED SHARES" means preferred shares of beneficial interest, par value $0.10 per share, of Seller.

                 "PREFERRED STOCK" means any class of capital stock of a Person which is entitled to a preference or priority over any other class of capital stock of such Person with respect to any distribution of such Person's assets, whether with respect to dividends, or upon liquidation or dissolution, or both.

                 "PROPERTIES" means the real property owned or leased by Seller, Subsidiaries and Seller Partnerships listed on Schedule 3.13 hereto.

                 "PURCHASE PRICE" means, with respect to the Closing Date, the aggregate price paid for the Common Shares purchased by Investor on the Closing Date.

                 "REALCO" means USAA Real Estate Company, a Delaware corporation.

                 "REGISTRATION RIGHTS AGREEMENT" means the registration rights agreement between Seller and Investor to be executed contemporaneously with the execution of this Agreement.

                 "REIT" has the meaning set forth in Section 3.14(b) of this Agreement.

                 "RELEASE" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, escaping, leaching, disposing, seeping, infiltrating, draining or dumping of any

Hazardous Material. This term shall be interpreted to include both the present and past tense, as appropriate.

                 "SCHEDULE" means any schedule attached to this Agreement.

                 "SEC FILINGS" has the meaning set forth in Section 3.4 of this Agreement.

                 "SECURITIES ACT" means the Securities Act of 1933, as amended.

                 "SELLER" means American Industrial Properties REIT, a Texas real estate investment trust.

                 "SELLER BENEFIT PLANS" has the meaning set forth in Section
3.11 of this Agreement.

                 "SELLER INDEMNIFIED PARTIES" has the meaning set forth in
Section 7.2 of this Agreement.

                 "SELLER PARTNERSHIPS" has the meaning set forth in Section 3.1 of this Agreement.

                 "SELLER PERMITS" has the meaning set forth in Section 3.7(b) of this Agreement.

                 "SHARE PRICE" has the meaning set forth in Section 2.1 of this Agreement.

                 "SHARES" has the meaning set forth in Section 2.1 of this Agreement.

                 "SUBSIDIARIES" has the meaning set forth in Section 3.1 of this Agreement.

                 "TAXES" has the meaning set forth in Section 3.14(a) of this Agreement.

                 "TAX RETURN" has the meaning set forth in Section 3.14(b) of this Agreement.

                 "TENANT LEASES" has the meaning set forth in Section 3.13(b) of this Agreement.

                 "TRUST MANAGERS" means the Trust Managers of Seller.

                 "UNAUDITED FINANCIAL STATEMENTS" has the meaning set forth in
Section 3.3(b) of this Agreement.

         1.2      RULES OF CONSTRUCTION.   This Agreement shall be construed in
accordance with the following rules of construction:

         (a) the terms defined in this Agreement include the plural as well as the singular;

         (b) all accounting terms not otherwise defined herein have the meanings given such terms under GAAP;

         (c) all references in the Agreement to designated "Sections" and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement;

         (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

         (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;

         (f)     the words "includes" and "including" are not limiting; and

         (g) knowledge of any Subsidiary or any Seller Partnership shall be deemed to be knowledge of Seller.

SECTION 2.   PURCHASE AND SALE

         2.1 PURCHASE AND SALE OF THE SHARES. Subject to the terms and conditions set forth herein, Seller shall issue to Investor, and Investor shall purchase from Seller, an aggregate of 733,945 Shares at a price of $13.625 per Share (the "Share Price").

         2.2 USE OF PROCEEDS. The proceeds from the issuance of Shares hereunder shall be used by Seller to purchase real property as approved by the Investment Committee or to pay down secured debt.

         2.3       CLOSING.

         (a) CLOSING DATE. The purchase and sale of the Shares (the "CLOSING") shall immediately follow the execution of this Agreement (the "CLOSING DATE"), and the Investor shall purchase the aggregate number of Shares specified in Section 2.1.

         (b) DELIVERY OF CERTIFICATE. At the Closing, Seller shall deliver to Investor the certificate or certificates evidencing the Shares, registered in the name of Investor or its nominee. Such certificates shall bear the legend set forth in Section 4.7 and the legend restricting acquisitions or transfers of Common Shares that would result in a person owning in excess of a certain percentage of the Trust's outstanding Common Shares, a copy of which legend has been previously delivered to Investor and its counsel. All other actions shall be taken and all other documents shall be delivered which are necessary to consummate the purchase and sale of the Shares.

         (c)       PAYMENT OF PURCHASE PRICE.   In full consideration of the
Shares, and the covenants and obligations of Seller hereunder and in the documents related hereto, upon execution of this

Agreement and the Ancillary Agreements, Investor shall pay and deliver to Seller, by wire transfer of immediately available funds to an account designated by Seller, the Purchase Price for the Shares.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to, and agrees with Investor as follows:

         3.1       ORGANIZATION AND RELATED MATTERS.   Seller is duly organized
and validly existing under the laws of the State of Texas. Seller has all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements. Schedule 3.1 lists all subsidiaries (the "SUBSIDIARIES") and all partnerships of Seller (the "SELLER PARTNERSHIPS") and correctly sets forth Seller's ownership interest therein, the jurisdiction in which each Subsidiary and each Seller Partnership is organized and each jurisdiction in which Seller, each Subsidiary and each Seller Partnership is and is required to be qualified or licensed to do business as a foreign Person. Each Subsidiary and each Seller Partnership is duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation, organization or formation. Seller, Subsidiaries and Seller Partnerships have all necessary power (whether corporate, partnership or other power, as applicable) and authority to own their respective properties and assets and to carry on their respective businesses as now conducted. Seller, Subsidiaries and Seller Partnerships are duly qualified or licensed to do business as foreign Persons and are in good standing in all jurisdictions in which the character or the location of the assets owned or leased by any of them or the nature of the business conducted by any of them requires licensing or qualification, except where the failure to be so qualified or licensed is not and will not be material to their respective businesses, financial condition, assets, results of operations or prospects. Schedule 3.1 correctly lists the current Trust Managers, directors, general partners and executive officers of each of Seller, Subsidiaries and Seller Partnerships. True, correct and complete copies of the Charter Documents and the charter or organizational documents of Subsidiaries and Seller Partnerships (including the declaration of trust, articles or certificate of incorporation, bylaws and partnership agreements, as applicable) as in effect on the date hereof have been made available to Investor. Seller is registered and is a reporting company under the Exchange Act. No Subsidiary or any Seller Partnership is registered or is a reporting company under the Exchange Act. Except as listed on Schedule 3.1, Seller does not directly or indirectly own or control any equity interest in any Person.

         3.2       CAPITAL STOCK; TITLE TO SHARES.   The authorized Capital
Stock of Seller consists of 500,000,000 Common Shares, of which 9,778,000 are issued and outstanding, and 50,000,000 Preferred Shares, none of which are issued or outstanding. Seller owns all of the outstanding Capital Stock of Subsidiaries free and clear of any Encumbrances, equities and claims except as specified in Schedule 3.2. Seller owns the equity interest in each Seller Partnership free and clear of any Encumbrances, equities and claims except as specified in Schedule 3.2. No Common Shares or Capital Stock of any Subsidiary are held in treasury. Except as set forth in Schedule 3.2 or as contemplated in this Agreement, there are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Common Shares, any Capital Stock of any Subsidiary or any Seller Partnership or to restructure or recapitalize Seller, any Subsidiary or any Seller Partnership. Except as set forth in Schedule 3.2, there are no outstanding

Contracts of Seller, any Subsidiary or any Seller Partnership to repurchase, redeem or otherwise acquire any of their respective Common Shares or Capital Stock, as applicable. No bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having general voting rights) of Seller, any Subsidiary or any Seller Partnership are issued or outstanding. Except with respect to agreements with ABKB, LaSalle Advisors, MSAM and MSRE, there are no voting trusts or other agreements or understandings to which Seller, any Subsidiary or any Seller Partnership is a party or is bound, or to the knowledge of Seller, to which any other Person is a party or is bound, with respect to the voting of the Common Shares or the Capital Stock of any Subsidiary or any Seller Partnership. All issued and outstanding Common Shares and Capital Stock of all Subsidiaries and Seller Partnerships were duly authorized and validly issued at the time of issuance and are fully paid and nonassessable. Except as set forth in Schedule 3.2, there are no preemptive rights in respect of any Common Shares or Capital Stock of any Subsidiary or any Seller Partnership. Upon the issuance of Shares to Investor, the Shares will have been duly authorized, validly issued and be outstanding, and fully paid and nonassessable. Investor shall receive good and marketable title to the Shares, free and clear of any and all Encumbrances created by Seller, except for restrictions on the transferability of the Shares set forth in the Charter Documents or generally imposed on securities under federal and state securities laws. The Shares will rank equally with all other Common Shares of Seller with respect to priority in payment of dividends and the distribution of assets upon any liquidation of Seller, and except for the Preferred Shares, none of which are issued and outstanding as of the date hereof, there are no shares of any class of Capital Stock of Seller having any priority in respect thereof.

         3.3       FINANCIAL STATEMENTS.

         (a) AUDITED FINANCIAL STATEMENTS. Seller has delivered to Investor the consolidated balance sheets of Seller (which reflect the financial position of all Subsidiaries and Seller Partnerships), for the fiscal years ended December 31, 1994, 1995 and 1996, and the respective related consolidated statements of operations, cash flows and shareholders' equity for the periods then ended (collectively, the "AUDITED FINANCIAL STATEMENTS"). The Audited Financial Statements have been examined by the Auditors whose report thereon is attached to such financial statements. All Audited Financial Statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, disclosed therein). The Audited Financial Statements present fairly, in all material respects, the consolidated financial condition and results of operations of Seller, Subsidiaries and Seller Partnerships as of their respective dates and periods. Since December 31, 1996, there has been no change in the significant accounting policies or procedures of Seller, any Subsidiary or any Seller Partnership. Seller has not received any annual management letters from the Auditors since March 5, 1997.

         (b) UNAUDITED FINANCIAL STATEMENTS. Seller has delivered to Investor the consolidated balance sheets of Seller (which reflect the financial position of all Subsidiaries and Seller Partnerships), for the nine-month period ended September 30, 1997 and the related consolidated statements of operations, cash flows and shareholders' equity for the period then ended (the "UNAUDITED FINANCIAL STATEMENTS"). The Unaudited Financial Statements have been prepared in conformity with GAAP (except for changes, if any, disclosed therein). The Unaudited Financial

Statements present fairly, in all material respects, the consolidated financial condition and results of operations of Seller, Subsidiaries and Seller Partnerships as of September 30, 1997.

         (c) NO MATERIAL ADVERSE CHANGES. Since September 30, 1997, except as set forth in Schedule 3.3, or specifically disclosed in any SEC Filings filed since September 30, 1997 and prior to the date of this Agreement (copies of which have been provided to Investor), Seller, Subsidiaries and Seller Partnerships have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and, whether or not in the ordinary course of business, there has not been, occurred or arisen:

                   (i) any change in or event affecting, or reasonably likely to affect, the business of Seller, Subsidiaries or Seller Partnerships that has had, or reasonably likely to have a material adverse effect on such business or any materially adverse change or trend in the business, financial condition, assets, results of operations or prospects (a "Material Adverse Effect") of Seller, Subsidiaries or Seller Partnerships, or

                   (ii) any casualty, loss, damage or destruction of any assets, including, without limitation, any real property, of Seller, any Subsidiary or any Seller Partnership that has involved or may involve a Loss (whether or not covered by insurance) to Seller, any Subsidiary or any Seller Partnership of more than $100,000 individually, or $300,000 in the aggregate.

         (d)       NO OTHER LIABILITIES OR CONTINGENCIES.   Neither Seller nor
any Subsidiary nor any Seller Partnership has any material liability of any nature (including any material liabilities for Taxes), whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, except liabilities that (i) were incurred after September 30, 1997 in the ordinary course of business in a manner consistent with past practice and are not material in amount, or (ii) are set forth in Schedule 3.3 hereto.

         3.4 SEC REPORTS. Seller has filed with the Commission all forms, reports, statements, including registration statements, and other material documents, together with any amendments required to be made with respect thereto, that were required to be filed with the Commission since December 31, 1994. Such forms, reports, statements, including registration statements, and other material documents required to be filed with the Commission by Seller since December 31, 1994 are collectively referred to in this Agreement as the "SEC FILINGS." Seller has made available to Investor all SEC Filings. As of their respective dates, (x) each of the SEC Filings, including the financial statements contained therein, was true and complete in all material respects, (y) each of the SEC Filings, including the financial statements contained therein, complied in all material respects with the Securities Act and Exchange Act, as applicable, and the rules and regulations promulgated thereunder, and (z) none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except with respect to the management agreements with Realco, all agreements with MSAM, MSRE, Realco, ABKB and LaSalle Advisors are filed as exhibits to SEC Filings.

         3.5 AUTHORIZATION; NO CONFLICTS. Seller has the requisite power and authority to enter into this Agreement and the Ancillary Agreements and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller has been duly and validly authorized by the Trust Managers and by the shareholders of the Trust and by all other necessary action on the part of Seller, and no other proceedings on the part of Seller (including Trust Manager and shareholder approval) are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements have been duly executed and delivered by Seller and each document constitutes the legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally (collectively, "EQUITABLE REMEDIES"). Except as set forth in Schedule 3.5, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the consummation by Seller of the transactions contemplated under this Agreement and the Ancillary Agreements will not (i) conflict with or result in the breach of any provisions of, or trigger any preferential rights under, the Charter Documents or the charter or organizational documents of Subsidiaries or Seller Partnerships, (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any Seller Benefit Plans or any grant or award thereunder or any employment or consulting agreement or arrangement of Seller, any Subsidiary or any Seller Partnership, (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the creation of any Encumbrance upon any Properties under, result in the triggering of any rights under, or result in being declared void, voidable or without further binding effect, any of the terms or provisions of any Material Contract of Seller, any Subsidiary or any Seller Partnership or (iv) violate any Law. Schedule 3.5 lists all Permits and Approvals required to be obtained by Seller, Subsidiaries and Seller Partnerships to consummate the transactions contemplated hereby. Except for matters identified in Schedule 3.5 as requiring that certain actions be taken by or with respect to a third party or Governmental Entity, the execution and delivery of this Agreement and the Ancillary Agreements by Seller and the consummation of the transactions contemplated hereby and thereby will not require the consent, authorization or approval or filing or registration with, or the issuance of any Permit by, any other third party or Governmental Entity under the terms of any applicable Laws or Material Contracts of Seller, Subsidiaries or Seller Partnerships.

         3.6       LEGAL PROCEEDINGS.   Except as set forth in Schedule 3.6,
there is no Order or Action pending, or, to the knowledge of Seller, threatened, against , affecting, or reasonably likely to affect, Seller, any Subsidiary, any Seller Partnership, any Trust Manager in his capacity as a Trust Manager of Seller or any of the Properties which (i) questions the validity of this Agreement or any of the Ancillary Agreements, or (ii) individually or when aggregated with one or more other Orders or Actions has, or if determined adversely will have, or is reasonably likely to have, a Material Adverse Effect on Seller, any Subsidiary or any Seller Partnership or on Seller's ability to perform this Agreement or any of the Ancillary Agreements. To Seller's knowledge, Schedule 3.6 lists each Order and each Action that (i) involves a claim or potential claim of aggregate liability in excess of $50,000 against Seller, any Subsidiary or any Seller Partnership that is not covered by insurance (ii) involves, or is reasonably likely to involve, a claim or potential claim of aggregate liability brought by Seller, any Subsidiary or any Seller Partnership against a tenant under any Tenant Lease which Tenant Lease obligated such tenant to pay rent to Seller, any Subsidiary or any Seller Partnership during the year ended December 31, 1997 in an amount equal to or in excess of $150,000, or (iii) that enjoins, seeks to enjoin, or is reasonably likely to enjoin or seek to enjoin, any activity by Seller, any Subsidiary or any Seller Partnership. There is no matter as to which Seller, any Subsidiary or any Seller Partnership has received any notice, claim or assertion in connection with which any such Person has or may reasonably be expected to have any right to be indemnified by Seller, any Subsidiary or any Seller Partnership nor, to Seller's knowledge, is there any valid basis for such a notice, claim or assertion.

         3.7       COMPLIANCE WITH LAW AND PERMITS.

         (a) Seller, Subsidiaries and Seller Partnerships are organized, have conducted and continue to conduct their respective businesses in accordance with applicable Laws, neither Seller nor any Subsidiaries or Seller Partnerships has received any notice of violation of any Laws which remains uncorrected, and the respective forms, procedures and practices of Seller, Subsidiaries and Seller Partnerships are in compliance with all such Laws, to the extent applicable, the violation of which would have a Material Adverse Effect on Seller, Subsidiaries and Seller Partnerships.

         (b) Except as set forth in Schedule 3.7, Seller, Subsidiaries and Seller Partnerships hold all permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "SELLER PERMITS") and Seller, Subsidiaries and Seller Partnerships are in compliance with the terms of the Seller Permits relating to each such Person, except where the failure to hold such Seller Permits or be in compliance therewith would not, individually or in the aggregate, have , or is reasonably likely to have, a Material Adverse Effect on Seller, Subsidiaries or Seller Partnerships. Seller has made available to Investor correct and complete copies of all Seller Permits. Except as set forth in Schedule 3.7, to the knowledge of the Seller, no investigation or review by any Governmental Entity with respect to the Seller Permits is pending or threatened.

         3.8       DIVIDENDS AND OTHER DISTRIBUTIONS.  Except as set forth in
Schedule 3.8, there has been no dividend or other distribution of assets or securities by Seller or Seller Partnerships (other than Seller Partnerships in which Seller owns 100% beneficial interest) whether consisting of money, property or any other thing of value, declared, issued or paid to or for the benefit of Seller subsequent to December 31, 1996.

         3.9       CERTAIN INTERESTS.   Except as set forth in Schedule 3.1 and
Schedule 3.9, no Affiliate of Seller, any Subsidiary or any Seller Partnership, nor any of their respective officers, Trust Managers, directors or partners, nor any Associate of any such individual, has any material interest in any property used in or pertaining to the respective businesses of Seller, any Subsidiary or any Seller Partnership. Except as set forth in Schedule 3.1 and
Schedule 3.9, no such Person is indebted or otherwise obligated to Seller, any Subsidiary or any Seller Partnership. Except as set forth in Schedule 3.9, Seller, Subsidiaries and Seller Partnerships are not indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. Except as set forth in Schedule
3.1 and Schedule 3.9 and except with respect to the property management agreements with Realco, there are no material transactions whether currently existing or existing since January 1, 1994 between Seller, any Subsidiary or any Seller Partnership and any current Affiliate (including MSAM, MSRE, ABKB and LaSalle Advisors) of Seller, any Subsidiary or any Seller Partnership or any Associate of any such Affiliate. Except as set forth in Schedule 3.9, the consummation of the transactions contemplated by this Agreement will not, and is not reasonably likely to (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both), result in any compensation or severance or other payment or benefit arising or becoming due from Seller, any Subsidiary or any Seller Partnership or any of its assigns to any Person.

         3.10      NO BROKERS OR FINDERS.    No agent, broker, finder, or
investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby, or such transactions except for a fee payable to Prudential Securities Incorporated.

         3.11      EMPLOYEE BENEFIT PLANS.    Schedule 3.11 lists all employee
benefit plans within the meaning of Section 3(3) of ERISA and collective bargaining, labor and employment agreements and any other similar benefit arrangements to which either Seller, any Subsidiary, or any Seller Partnership is a party or by which either Seller, any Subsidiary, or any Seller Partnership is bound (collectively, the "SELLER BENEFIT PLANS"), including (i) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (ii) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors, trust managers or agents, including benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, or (iii) any employment agreement not terminable on 30 days (or less) written notice . True and complete copies of the Seller Benefit Plans, current descriptive booklets and summary plan descriptions of the Seller Benefit Plans, any relevant trust agreements or insurance policies or contracts and, if applicable, the most recent annual return on Form 5500 (or equivalent form) have been made available to Investor. To the extent applicable, the Seller Benefit Plans comply with their terms and in all material respects with the requirements of ERISA , the Code and other applicable federal and state laws. Except as set forth in
Schedule 3.11, no Seller Benefit Plan is or is intended to be a stock bonus, pension or profit-sharing plan within the meaning of Section 401(a) of the Code. Neither any Seller Benefit Plan nor Seller, any Subsidiary, or any Seller Partnership or any employer of the foregoing has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Each Seller Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. Except as set forth in Schedule 3.11, there are no pending, or to the knowledge of Seller threatened, claims (other than pursuant to the terms of any such plan) against or otherwise involving any of the Seller Benefit Plans and no Action has been brought or threatened against or with respect to any Seller Benefit Plan, and neither Seller nor any Subsidiary nor any Seller Partnership has incurred any liability to any party with respect to any Seller Benefit Plan. All contributions required to be made to the Seller Benefit Plans have been made or provided for. Except as set forth in Schedule 3.11, neither Seller nor any Subsidiary nor any Seller Partnership maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment and neither Seller nor any Subsidiary nor any Seller Partnership has represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as set forth in Schedule 3.11, the execution of, and performance of the transactions contemplated by, this Agreement and the Ancillary Agreements will not (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any Seller Benefit Plan or other policy, arrangement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. No Seller Benefit Plan is subject to Title IV of ERISA and neither Seller nor any Subsidiary nor any Seller Partnership has, within six years prior to the date of this Agreement, contributed to or had any obligation to contribute to any employee benefit plan subject to Title IV of ERISA. For purposes of this Section 3.11, (i) the term "Seller" includes any entity required to be aggregated with the Seller pursuant to Code Section 414(b), (c), (m) or (o) and (ii) provisions of ERISA or the Code include regulations prescribed under such provisions.

         3.12      LABOR MATTERS.   Neither Seller nor any Subsidiary nor any
Seller Partnership is a party to or bound by any collective bargaining or other labor union contracts. There is no pending or, to the knowledge of Seller, threatened, labor dispute, strike or work stoppage against Seller, any Subsidiary, or any Seller Partnership. Neither Seller nor any Subsidiary nor any Seller Partnership, nor their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of Seller, each Subsidiary, and each Seller Partnership, and there is no pending or, to the knowledge of Seller, threatened charge or complaint against Seller, any Subsidiary, or any Seller Partnership by the National Labor Relations Board or any comparable state agency. Seller, Subsidiaries, and Seller Partnerships are in compliance with all applicable Laws respecting employment, consulting, employment practices, wages, hours, and terms and conditions of employment.

         3.13      PROPERTIES.

         (a) Schedule 3.13 contains a complete and correct list of all real property owned or leased by Seller, each Subsidiary and each Seller Partnership (collectively, the "PROPERTIES") as of the date hereof. Except as set forth in Schedule 3.13, Seller, Subsidiary or Seller Partnership, as applicable, owns good and indefeasible title to each Property, including the land and all improvements, all personalty and the Tenant Leases (as hereinafter defined). Except as set forth in Schedule 3.13, the Properties are free and clear of all Encumbrances of any nature, except for (i) liens for real property taxes or similar assessments not yet due and payable, (ii) easements for utilities servicing the Properties and (iii) such Encumbrances as do not materially detract from or interfere with the present use of the Properties subject thereto or affected thereby, or otherwise materially impair the use or value of such Properties.

         (b) Seller has made available to Investor a true, correct and complete copy of a rent roll with respect to each Property as of the date hereof setting forth, among other matters, the term (commencement or renewal date and expiration date) of each lease with respect to the Properties (collectively, the "TENANT LEASES"), the square feet for each of the Tenant Leases, the monthly base rental rates for each of the Tenant Leases and the security deposits for each of the Tenant Leases. Other than the Tenant Leases, no party has been granted any license, lease or other material right relating to the use or possession of the Properties which is material to the use or value of the Properties. Except as set forth in Schedule 3.13, all of the Tenant Leases are valid and subsisting and in full force and effect with respect to Seller, Subsidiaries and Seller Partnerships and, to Seller's knowledge, with respect to any other party thereto, and no tenant of the Properties is more than 30 days delinquent on its rental as of January 31, 1998, except as set forth in Schedule 3.13. To Seller's knowledge, no tenant of the Properties has initiated or threatened bankruptcy since January 1, 1997. No tenant of the Properties is an Affiliate or Associate of Seller, any Subsidiary or any Seller Partnership. Except as set forth in Schedule 3.13, there are no contracts or other material obligations outstanding for the sale, exchange or transfer of the Properties or any portion thereof. There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorship or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws filed by, or pending against, Seller, Subsidiaries, Seller Partnerships or the Properties. Except as set forth in Schedule 3.13, since January 1, 1997, no tenants have terminated their leases prior to expiration and, to Seller's knowledge, have no intent to do so.

         (c) Except as set forth in Schedule 3.13, there is no pending or threatened condemnation or similar proceeding affecting the land, the improvements or the personalty situated at the Properties or any portion thereof, and none of Seller, any Subsidiary or any Seller Partnership has received any oral or written notice or has any knowledge that any such proceeding is contemplated nor to Seller's knowledge, is there any valid basis for such a proceeding.

         (d) The continued ownership, operation, use and occupancy of the land or the improvements thereon do not violate any zoning, building, administrative or other law, ordinance, order or regulation or any restrictive covenant applicable to the Properties, the violation of which would have a Material Adverse Effect on Seller, Subsidiaries or Seller Partnerships, as applicable, and no oral or written notice of any such violation has been received by Seller, any Subsidiary or any Seller Partnership from any Governmental Entity, nor to Seller's knowledge, is there any valid basis for such a notice to be given.

         (e) Seller, Subsidiaries or Seller Partnerships, as applicable, currently has in place title, liability, casualty and other insurance coverage with respect to the Properties in such amounts as are reasonable and customary for properties similar to the Properties. Each of such policies is in full force and effect, and all premiums due and payable thereunder have been, and on the Closing Date will be, fully paid when due. No notice of cancellation has been received, or to the knowledge of Seller, threatened, with respect thereto.

         (f) Except as set forth in Schedule 3.13, there is no Action pending, or to the knowledge of Seller, contemplated or threatened, by any Governmental Entity or third party to levy any special assessments against the Properties that, if successful, would have a Material Adverse Effect on Seller, any Subsidiary or any Seller Partnership, nor to Seller's knowledge, is there any valid basis for such an Action.

         (g) To Seller's knowledge, each unsatisfied brokerage obligation that is in excess of $25,000 with respect to the Properties is set forth on
Schedule 3.13.

         (h) To Seller's knowledge and except as set forth on Schedule 3.13, no capital expenditures are contemplated by Seller to be incurred, or reasonably likely to be incurred, by Seller, any Subsidiary or any Seller Partnership within twelve months after the date of this Agreement in excess of $50,000 per Property with respect to any Property.

         (i) Except as set forth in Schedule 3.13, all property management contracts with respect to the Properties are terminable by Seller on 30 days notice.

         (j) To Seller's knowledge, except for customary easements for access to building systems or utilities and except as set forth in Schedule 3.13, each Property is an independent unit which does not now rely on any facilities (other than facilities of municipalities or public utilities) located on any property that is not part of the Property for the furnishing to the Property of any essential building systems or utilities (including drainage facilities, catch basins and retention ponds) that if the owner of the Property could not avail the use of which, would materially detract from the value of the Property or materially interfere with the use of the Property.

         3.14      TAX MATTERS.

         (a) For purposes of this Agreement, "TAXES" means any federal (including, without limitation, tax on its undistributed taxable income, alternative minimum tax, tax on certain sale proceeds or other nonqualifying income from foreclosure property or on income from prohibited transactions, and any taxes imposed upon Seller, Subsidiaries or Seller Partnerships under
Section 857, 860(c), 857(b)(6) or Section 4981 of the Code), state, county, local or foreign taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, business and occupation, disability, employment, payroll, license, estimated, or withholding taxes or charges imposed by any Governmental Entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

         (b) For purposes of this Agreement, "TAX RETURN" means a report, return or other information required to be filed with or supplied to a Governmental Entity with respect to Taxes including, without limitation, any notices or information reports or returns required to be filed by Seller, Subsidiaries or Seller Partnerships with respect to their respective operations, income, assets and shareholders or partners in order to maintain Seller's status as a real estate investment trust ("REIT") under the Code.

         (c) Seller elected to be taxed as a REIT under Sections 856 through 859 of the Code effective for its taxable year ended December 31, 1985 (the "INITIAL REIT YEAR"). Seller, since the Initial REIT Year through the end of the immediately preceding taxable year, has always qualified as a REIT under the Code. At all times from and after the Initial REIT Year to the date hereof, Seller has complied with, and through the Closing Date will comply with, all applicable Code and regulatory requirements necessary to maintain its qualification as a REIT under the Code and has otherwise operated, and through the Closing Date will have otherwise operated, in the manner necessary to
maintain its qualification as a REIT under the Code.   Seller has not taken or
omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and to Seller's knowledge, no such challenge is pending or threatened. For purposes of this representation, "knowledge" shall refer to the actual knowledge of Seller or any of Seller's executive officers.

         (d) Except as disclosed in Schedule 3.14, Seller, Subsidiaries and Seller Partnerships have (i) filed all Tax Returns required to be filed by applicable Law since December 31, 1990, and all such Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof but filed on or before the Closing Date, will be in all material respects) true, complete and correct and filed on a timely basis and (ii) within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all material Taxes that were or are due and payable.

         (e) Except as set forth in Schedule 3.14, Seller, Subsidiaries and Seller Partnerships have established (and until the Closing Date will maintain) on their respective books and records reserves adequate to pay all Taxes of Seller, Subsidiaries and Seller Partnerships not yet due and payable in accordance with GAAP which are reflected in the Audited Financial Statements and Unaudited Financial Statements to the extent required by GAAP.

         (f) Except as disclosed in Schedule 3.14, as of the date hereof, there are no, and, as of the Closing Date, there will be no, material Tax liens upon the assets of Seller, Subsidiaries and Seller Partnerships, except liens for Taxes not yet due.

         (g) Except as disclosed in Schedule 3.14, Seller, Subsidiaries and Seller Partnerships have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all material amounts required by applicable Law.

         (h) Except as disclosed in Schedule 3.14, Seller, Subsidiaries and Seller Partnerships have not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

         (i) No notice of any material deficiency for any Taxes has been received by Seller, any Subsidiary or any Seller Partnership that has not been resolved and paid in full or otherwise settled, no audits or other administrative proceedings or court proceedings are presently pending or, to Seller's knowledge, threatened with regard to any Taxes or Tax Returns of Seller, Subsidiaries or Seller Partnerships, and no notice of any material claim has been received by Seller, any Subsidiary or any Seller Partnership from any authority in a jurisdiction where Seller, Subsidiaries or Seller Partnerships do not file Tax Returns that Seller, any Subsidiary or any Seller Partnership is or may be subject to Tax in that jurisdiction.

         (j) Seller, Subsidiaries and Seller Partnerships have not received a Tax Ruling or entered into a Closing Agreement with the Internal Revenue Service that would have any continuing effect after the Closing Date.

         (k) Seller has made available (or, with respect to all Tax Returns filed after the date hereof, will make available) to Investor complete and accurate copies of all Tax Returns, and amendments thereto, filed by Seller, any Subsidiary or any Seller Partnership for all taxable periods or years ending on or prior to the Closing Date.

         (l) Neither Seller nor any Subsidiary nor any Seller Partnership is required to include in income any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in federal income tax accounting method (other than a change of federal income tax accounting method required as a result of a change in law) initiated by Seller, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method.

         (m) Seller has made available to Investor all relevant information with respect to the federal income tax net operating loss carryovers of Seller as of December 31, 1996, based on the federal income Tax Returns filed by Seller as of such date.

         (n) For all taxable years from and including its Initial REIT Year through the Closing Date, (i) Seller has maintained permanent records containing the information required to be maintained by Code Section 857(a)(2) and Treasury Regulation Sections 1.857-(8)(a), 1.857-8(c) and 1.857-8(e) and
(ii) Seller has demanded the written statements from its shareholders required by Treasury Regulation Section 1.857-8(d) in accordance with Treasury Regulation Section 1.857-8(e).

         3.15 MATERIAL CONTRACTS. Schedule 3.15 sets forth an accurate list of all Material Contracts of Seller, Subsidiaries and Seller Partnerships. Seller has made available to Investor complete and correct copies of all Material Contracts. All Material Contracts are in full force and effect. Except as set forth in Schedule 3.15, Seller, Subsidiaries and Seller Partnerships are not in violation of or default in any material respect (nor is there any waiver in effect of any event that would constitute a default but for such waiver) under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under, any Material Contract. Except as set forth in Schedule 3.15, to the knowledge of Seller, no other party to any Material Contract is in breach of the terms, provisions and conditions of such Material Contract and no other party to any Material Contract has notified Seller, any Subsidiary or any Seller Partnership that it intends to terminate or modify a Material Contract.

         3.16 INSURANCE. Schedule 3.16 sets forth a complete and correct list of all insurance policies, except for title insurance policies, currently in force insuring against risks of Seller, Subsidiaries and Seller Partnerships. Seller, Subsidiaries and Seller Partnerships are in compliance with the terms of such policies applicable to them and there are no claims by Seller, any Subsidiary or any Seller Partnership under any such policy as to which any insurance company is denying liability or defending under a reservation of rights clause.

         3.17      ENVIRONMENTAL MATTERS.

         (a) Except as set forth in the documentation provided to Seller pursuant to Section 3.17(b) and in Schedule 3.17, there is no material Environmental Noncompliance with respect to any Property and there are no material Environmental Claims, nor to Seller's knowledge are there any claims reasonably likely to result in a material Environmental Claim, with respect to any Property or the Seller, any Subsidiary or any Seller Partnership or, to the knowledge of Seller, any tenants under any of the Tenant Leases. All material permits, consents, licenses, certificates, approvals, registrations, and authorizations in connection with environmental matters (collectively, "ENVIRONMENTAL PERMITS") which are required by any Law have been obtained and are valid. The Properties (and all uses thereof and operations conducted thereon) comply in all material respects with all Environmental Permits. All operations on or at the Properties conducted by Seller are and have been conducted in all material respects in compliance with applicable Environmental Laws. Except as set forth in the documentation provided to Seller pursuant to
Section 3.17(b) and in Schedule 3.17, Seller has not received any Notification from any Governmental Entity seeking any information or alleging any violation of any Law regarding Environmental Conditions, nor to Seller's knowledge is there any valid basis for such notification. Except as set forth in the documentation provided to Seller pursuant to Section 3.17(b) and in Schedule 3.17, Seller has not caused or given its oral or written authorization to cause, and has no knowledge of, any Release of any Hazardous Materials on-site or off-site of the Properties in violation of any Environmental Law.

         (b) Seller has made available to Investor true, correct, and complete copies of all written reports of any environmental assessment, compliance or regulatory audit, inspection, or investigation of the Properties in its possession, and Seller has not received any other written report containing any evidence of Environmental Noncompliance.

         (c) Except as set forth in the documentation provided to Seller pursuant to Section 3.17(b) and in Schedule 3.17, there is not now, nor has there been in the past, any "friable" asbestos (as the term "friable" is defined under 40 C.F.R. Section 61.141) or friable asbestos containing materials located on, incorporated in, or otherwise contained in the Properties or any portion thereof, and there are not now, and have not in the past been, any underground storage tanks located on the Properties or any portion thereof.

         (d) Except as set forth in the documentation provided to Seller pursuant to Section 3.17(b), and in Schedule 3.17, none of the tenants under any Tenant Lease handle or store any Hazardous Material as a principal or primary business.

         3.18 TRUST RECORDS; ACCOUNTING RECORDS. The minute books of Seller accurately reflect in all material respects all actions taken to the date of this Agreement by the holders of Common Shares, the Trust Managers and committees of the Trust Managers, except for those matters set forth in
Schedule 3.18 for which minutes of such actions have not yet been prepared or approved. The share certificate books and records of Seller accurately reflect the ownership of the Common Shares. Seller maintains accounting records which fairly reflect, in all material respects, Seller's transactions. All such books and records of Seller have been made available to Investor for Investor's review

         3.19      NEW YORK STOCK EXCHANGE LISTING.   The outstanding Common
Shares are listed on the NYSE. The issuance or sale and delivery of the Shares to Investor pursuant to this Agreement will not violate any listing requirements of the NYSE for the listing of Common Shares, including the Shares.

         3.20 DISCLOSURE OF FACTS. There are no facts peculiar to Seller, Subsidiaries or the Seller Partnerships that Seller has not disclosed to Investor that materially adversely affect, or may be reasonably likely to materially adversely affect, the business, financial condition, assets, results of operations or prospects of Seller, Subsidiaries or Seller Partnerships.

         3.21 PENSION-HELD REIT. For purposes of Section 856(h)(3) of the Code, Seller hereby represents that at any time during the shorter of (i) the two-year period ending immediately prior to the Closing Date or (ii) the period during which Seller was in existence, to the best of Seller's knowledge, no "qualified trust" has held, directly or indirectly, more than 10% (by value) of the interests in Seller, nor to Seller's knowledge is there any valid reason for Seller to believe otherwise.

         3.22 REAL ESTATE OPERATING COMPANY. Since the time of its formation, Seller has been a "real estate operating company," as such term is used in 29 C.F.R. Section 2510.3-101(e).

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER

         Investor represents and warrants to, and agrees with, Seller as follows:

         4.1 ORGANIZATION AND RELATED MATTERS. It is a Delaware limited liability company duly organized and validly existing under the laws of the state of its organization. It has all necessary power and authority to carry on its business as now being conducted. It has all necessary power and authority to execute, deliver and perform this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

         4.2       AUTHORIZATION.   The execution, delivery and performance of
this Agreement and the Ancillary Agreements have been duly and validly authorized by it and by all other necessary action on its part and no other company proceedings on its part are necessary to authorize this Agreement and the Ancillary Agreements or consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly executed and delivered by it and constitute its legally valid and binding obligation, enforceable against it in accordance with their terms, except as such enforceability may be limited by Equitable Remedies. The execution and delivery of this Agreement and the Ancillary Agreements by it and the consummation of the transactions contemplated hereby and thereby will not require filing or registration with, or the issuance of any Permit by, any other third party or Governmental Entity under the terms of any applicable Law or its material Contracts, other than any filing required under the Exchange Act.

         4.3       NO CONFLICTS.   The execution, delivery and performance of
this Agreement and the Ancillary Agreements by it will not violate the provisions of, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under, (a) its organizational documents, pursuant to which it was organized and by which it is governed, (b) any Law to which it is subject or (c) any Contract to which it is a party that is material to the financial condition, results of operations or conduct of its business.

         4.4       NO BROKERS OR FINDERS.   No agent, broker, finder or
investment or commercial banker, or other Person or firms engaged by or acting on its behalf or on behalf of any of its Affiliates in connection with the negotiation, execution or performance of this Agreement and the Ancillary Agreements or the transactions contemplated by this Agreement and the Ancillary Agreements, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement, the Ancillary Agreements or such transactions contemplated hereby and thereby.

         4.5 LEGAL PROCEEDINGS. There is no Order or Action pending against or, to its knowledge, affecting it that individually or when aggregated with one or more other Actions has, or if determined adversely would have, a Material Adverse Effect on Investor or on Investor's ability to perform this Agreement or the Ancillary Agreements.

         4.6 INVESTMENT REPRESENTATION. Investor is acquiring the Shares from Seller for its own account, for investment purposes only and not with a view to or for sale in connection with the distribution thereof. It agrees to execute any further certificate or other document representing such investment intent or as to any other matter reasonably requested by Seller to assure compliance with applicable securities laws.

         4.7       LEGENDS; STOP-TRANSFER ORDERS.

         (a) The certificate for Shares will bear a legend in substantially the following form:

                   THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND, ACCORDINGLY, MAY BE OFFERED, SOLD, TRANSFERRED OR PLEDGED ONLY IN A TRANSACTION WHICH IS REGISTERED UNDER SUCH ACT AND UNDER

                   SUCH LAWS OR IS EXEMPTED FROM SUCH REGISTRATION
                   REQUIREMENTS.

         (b) The certificates for Shares may also bear any legend required by any applicable state blue sky law.

         (c) Any certificates for Shares will also bear a legend relating to restrictions on transfer imposed pursuant to the percentage ownership limitation contained in the Charter Documents and described in Section 2.3(b).

         (d) Seller may impose appropriate stop-transfer instructions relating to the restrictions set forth herein.

         4.8 STATUS FOR REIT OWNERSHIP AND INCOME TESTS. To the best of Investor's knowledge, the Common Shares that Investor will own on the Closing Date will not be considered to be owned by any individual (or entity treated as an individual under Section 856(h) of the Code, other than through the operation of Section 856(h)(3)(A)(ii)) who after application of the stock ownership rules of Section 856(h) of the Code would own more than 9.8% of the lesser of the number or value of any outstanding class of Capital Stock of Seller, unless, at the time of the Closing, such individual or entity is already considered to own, under Section 856(h) of the Code, 9.8% or more of the lesser of the number or value of such class of Capital Stock.

SECTION 5.         CONTINUING COVENANTS AND AGREEMENTS

          5.1      USE OF PROCEEDS.   The proceeds from the sale of the Shares
to Investor, net of any costs (including any accounting, legal and fairness opinion costs and expenses) associated with the transactions contemplated by this Agreement, shall be applied by Seller to the purchase of real property as approved by the Investment Committee or to pay debt in accordance with Section 2.2.

         5.2       BOARD OBSERVATION RIGHTS.

         (a) Investor shall have full observation rights with respect to Seller's Board of Trust Managers ("OBSERVATION RIGHTS"), including the right to obtain full and timely notice of all meetings of the Board of Trust Managers and of each of its committees, to obtain copies of all written and other materials disseminated to the Board of Trust Managers and to designate a person to attend in person or by telephone all meetings of the Board of Trust Managers
or its committees.   Contemporaneously with the execution of this Agreement,
Investor and its designee in respect of such Observation Rights shall each execute a confidentiality agreement in form and substance attached hereto as Exhibit B.

         (b) Investor's Observation Rights shall terminate upon the earlier of (i) the occurrence of Seller's annual meeting in 1999, or (ii) such time that Investor owns less than 50% of the Shares acquired pursuant to the terms of this Agreement.

         5.3       ENVIRONMENTAL MATTERS.  Seller will advise Investor promptly
(a) upon obtaining knowledge that a Release has occurred at or upon the Properties or (b) upon receipt of a Notification pertaining to the Properties.

         5.4 STATUS FOR REIT OWNERSHIP AND INCOME TESTS. Following the Closing Date, and at all subsequent times during which Investor owns any Common Shares, to the best of Investor's knowledge, the Common Shares that Investor will own will not be considered to be owned by any individual (or entity treated as an individual under Section 856(h) of the Code, other than through the operation of Section 856(h)(3)(A)(ii)) who after application of the stock ownership rules of Section 856(h) of the Code would own more than 9.8% of the lesser of the number or value of any outstanding class of Capital Stock of Seller.

         5.5 PROHIBITED TRANSACTIONS. Seller shall not effect any business transactions, or agree to effect any business transactions, with Affiliates, Trust Managers or employees of Seller except in the ordinary course of business and unless the consideration paid by Seller in any such business transaction is fair value at market rates, or approved by Seller's shareholders in accordance with applicable state law.

         5.6       REGISTRATION RIGHTS AGREEMENT.   On the Closing Date,
Investor and Seller shall enter into a Registration Rights Agreement substantially in the form of Exhibit A.

         5.7 REIT QUALIFICATION. Seller shall take all actions necessary to maintain Seller's qualification as a REIT and, without the written consent of Investor, shall take no action that would cause Seller not to qualify as a REIT or fail to take any action that would preserve Seller's qualification as a REIT. Seller covenants and agrees that (i) it will duly and promptly notify Investor upon becoming aware that any "qualified trust" holds or is expected to hold, directly or indirectly, more than 10% of the interests in Seller, and
(ii) it will provide Investor such information or verification as Investor shall reasonably request in order to verify whether Seller constitutes a "pension-held REIT" as defined under Section 856(h)(3)(D) of the Code.

         5.8       FURNISH DOCUMENTS.

                   (a) Seller shall furnish or cause to be furnished to Investor within five Business Days after Seller is required to file the same with the Commission, copies of the periodic information, documents and other reports which Seller is required to file with the Commission pursuant to
Section 13(a) of the Exchange Act. If Seller ceases to be required to file information, documents and other reports pursuant to Section 13 of the Exchange Act, it shall remain obligated to furnish the same information, documents and reports otherwise required under Section 13(a) of the Exchange Act to Investor within five Business Days after Seller would have been required to file the same with the Commission; and

                   (b) Seller shall furnish or cause to be furnished to Investor, within five Business Days after the effective date thereof, copies of any amendment or modification to its Charter Documents.

         5.9 TAXES. Seller shall, and shall cause each Subsidiary and Seller Partnership to, pay, when due, all taxes, assessments and governmental charges or levies imposed upon it and all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and any other like person or entity which, if unpaid, might result in the creation of a lien upon the income of Seller or its assets; provided that items of the foregoing description need not be paid while being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto have been provided on the books of Seller, such Subsidiary of such Seller Partnership, as the case may be.

         5.10 ADDITIONAL INFORMATION. Seller shall execute and deliver or cause to be executed and delivered to Investor upon Investor's request such other and further instruments or documents as in the reasonable judgment of Investor and Seller are necessary to conform, create, evidence, preserve or maintain Investor's rights in the Shares, and Seller shall do all such additional acts, give such assurances and execute such instruments as Investor may require to vest more completely in and assure to Investor its rights in the Shares.

         5.11 LISTING OF SHARES. Seller shall cause the Shares to be listed on the NYSE within 10 Business Days from the date of execution of this Agreement.

         5.12 ADDITIONAL RIGHTS. Whether or not Investor has Observation Rights pursuant to this Agreement, Seller hereby agrees that, for so long as Investor has an ownership interest in Seller, Investor shall have the following rights:

                   (a) the right to receive the same information and documents as provided to Seller's Trust Managers;

                   (b) the right to receive income statements, balance sheets, budgets, business plans and other financial information, and to inspect the books and records of Seller, upon reasonable request by Investor and at reasonable times; and

                   (c) the right to meet and consult with senior management with respect to the business of Seller, upon reasonable request by Investor and at reasonable times.

                   The rights described in clauses (a) through (c) above are intended to satisfy the requirements of management rights for purposes of qualifying Investor's ownership interest in Seller as a venture capital investment for purposes of the Department of Labor "plan asset" regulations, 29 C.F.R. Section 2510.3-101, and in the event such rights are not satisfactory for such purposes, Seller and Investor shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights which satisfy such regulations.

SECTION 6.  SURVIVAL AND DELIVERIES

         6.1       SURVIVAL OF REPRESENTATIONS AND WARRANTIES.   (a) The
representations and warranties contained in or made pursuant to this Agreement shall expire on the second anniversary of the Closing Date except that (i) the representations and warranties contained in Section 3.2 shall continue forever (subject to all defenses of Seller available under applicable Law, including the expiration of the applicable statute of limitations period), (b) the representations and warranties contained in Section 3.14 shall continue through the applicable statute of limitations, (c) representations and warranties which are intentionally misrepresented shall continue through the later of the second anniversary of the Closing Date and one year following the date of actual discovery of such intentional misrepresentation, and (d) if a claim or notice is given under Section 7 with respect to the breach of any representation or warranty prior to the applicable expiration date, such representation or warranty shall continue indefinitely until such claim is finally resolved.

         (b) All covenants and agreements of the parties hereto shall be continuing and shall survive the Closing Date pursuant to the terms thereof.

         6.2 DELIVERIES OF SELLER. Concurrently with the execution of this Agreement, Seller shall deliver the following, unless such conditions are waived in writing by Investor:

         (a) OPINION OF SELLER'S COUNSEL. Investor shall receive from counsel for Seller an opinion, dated as of the date hereof, in form and substance reasonably satisfactory to Investor.

         (b) SCHEDULES. Seller shall have delivered to Investor updated Schedules, if any, to this Agreement.

         (c) CERTAIN CONSENTS. Seller shall have received and delivered to Investor copies of all necessary consents or waivers from Realco, MSRE, MSAM, ABKB and LaSalle Advisors in connection with the matters contemplated by this Agreement and the Ancillary Agreements.

         6.3 DELIVERIES OF INVESTOR. Concurrently with the execution of this Agreement, Investor shall deliver the following unless such condition is waived in writing by Seller:

         (a) OPINION OF INVESTOR'S COUNSEL. Seller shall receive from counsel for Investor an opinion, dated as of the date hereof, in form and substance reasonably satisfactory to Seller.

SECTION  7.   INDEMNIFICATION

         7.1 INDEMNIFICATION. Seller agrees to indemnify and hold harmless Investor and its Affiliates, directors, officers, agents and employees (each an "INVESTOR INDEMNIFIED PERSON") from and against any losses, claims, damages or liabilities (or actions in respect thereof) to which such Investor Indemnified Person may become subject in connection with the matters which are the subject of the commitment made hereunder (including any use or proposed use of the proceeds from the sale of the Common Shares) and will reimburse any Investor Indemnified Person for all reasonable expenses (including the reasonable fees of counsel) as they are incurred by any such Investor Indemnified Person in connection with investigating, preparing or defending any such action or claim pending or threatened, whether or not such Investor Indemnified Person is a party hereto. Seller shall not be responsible for any losses, claims, damages, liabilities or expenses resulting from such Investor Indemnified Person's gross negligence or willful misconduct. Seller also agrees that no Investor Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Seller for or in connection with this Agreement except for losses, claims, damages, liabilities or expenses to the extent that a court of competent jurisdiction or arbitration panel shall have finally determined that such losses, claims, damages, liabilities or expenses resulted from such Investor Indemnified Person's gross negligence or willful misconduct. In the event that the foregoing indemnity is unavailable or insufficient to hold an Investor Indemnified Person harmless, Seller shall contribute to amounts paid or payable by such Investor Indemnified Person in respect of such losses, claims, damages, liabilities and expenses in such proportion as appropriately reflects the relative benefits received by, and fault of Seller, on the one hand, and the Investor, on the other hand, in connection with the matters as to which such losses, claims, damages, liabilities or expenses relate. The agreement of Seller in this paragraph shall be in addition to any other liability that Seller may otherwise have.

          7.2 OBLIGATIONS OF INVESTOR. Investor agrees to indemnify, defend and hold harmless Seller and its Trust Managers, officers, employees, agents, directors and Affiliates (collectively, the "SELLER INDEMNIFIED PARTIES") from and against any and all Losses of the Seller Indemnified Parties as a result of, or based upon or arising out of, directly or indirectly, (a) any material inaccuracy in, or material breach or material nonperformance of, any of the representations, warranties, covenants or agreements made by Investor in this Agreement, or (b) any pending or threatened Action brought by Investor's shareholders or creditors relating to, or arising out of or in connection with, directly or indirectly, the transactions contemplated by this Agreement; provided, however, that Investor shall not be obligated to indemnify, defend or hold harmless any of the Seller Indemnified Parties for any claims based solely on actions taken by any of the Seller Indemnified Parties other than the performance of the covenants and agreements to be undertaken by Seller pursuant to the terms and conditions of this Agreement and any other action authorized in writing by Investor. As a condition to the rights of any of the Seller Indemnified Parties under this Section 7, Investor may require that any such Person provide a written undertaking that such Person will repay to Investor any amount expended by Investor to indemnify, defend or hold harmless such Person in the event and to the extent a court determines that Investor's indemnification or defense of such Person is prohibited by applicable Law. The agreement of Investor in this paragraph shall be in addition to any other liability that Investor may otherwise have. Notwithstanding anything in this Agreement or any of the Ancillary Agreements to the contrary, in no event shall Investor be required to indemnify any Seller Indemnified Party in an aggregate amount in excess of $5,000,000.

         7.3       PROCEDURE.

         (a)       NOTICE.   Any party seeking indemnification with respect to
any Loss shall give notice to the party required to provide indemnity hereunder (the "INDEMNIFYING PARTY") on or before the date specified in Section 7.4.

         (b)       DEFENSE OF CLAIM.   If any claim, demand or liability is
asserted by any third party against any Indemnified Party, the Indemnifying Party shall have the right, unless otherwise precluded by applicable law, to conduct and control the defense, compromise or settlement of any Action or threatened Action brought against the Indemnified Party in respect of matters embraced by the indemnity set forth in this Section 7. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in connection with any such Action or threatened Action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the sole expense of the Indemnified Party unless (i) the Indemnifying Party shall have elected not, or, after reasonable written notice of any such Action or threatened Action, shall have failed, to assume or participate in the defense thereof, (ii) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (iii) the parties to any such Action or threatened Action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and the Indemnified Party shall have been advised in writing by counsel for the Indemnified Party that there may be one or more defenses available to the Indemnified Party that are not available to the Indemnifying Party or legal conflicts of interest pursuant to applicable rules of professional conduct between the Indemnifying Party and the Indemnified Party (in any which case, the Indemnifying Party shall not have the right to assume the defense of such Action on behalf of the Indemnified Party), in either of which events referred to in clauses (i), (ii) and (iii) the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any such Action or threatened Action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such Action or threatened Action. Unless the Indemnifying Party shall have elected not, or shall have after reasonable written notice of any such Action or threatened Action failed, to assume or participate in the defense thereof, the Indemnified Party may not settle or compromise any Action or threatened Action without the written consent of the Indemnifying Party. If, after reasonable written notice of any such Action or threatened Action, the Indemnifying Party neglects to defend the Indemnified Party, a recovery against the latter suffered by it in good faith, is conclusive in its favor against the Indemnifying Party; provided, however, that no such conclusive presumption shall be made if the Indemnifying Party has not received reasonable written notice of the Action against the Indemnified Party.

          7.4      SURVIVAL.   The indemnity set forth in this Section 7 shall
survive the Closing or any termination of this Agreement or any Ancillary Agreement and shall remain in effect for a period of (a) with respect to a breach of a representation or warranty, for the period through which such representation or warranty shall continue pursuant to Section 6.1 (including such period of time through which such representation or warranty shall be extended until resolution of a claim with respect thereto) and (b) with respect to a breach of a covenant or agreement or an Action referred to in Sections 7.1 or 7.2, for a period of two years from the Closing Date.

          7.5 NOTICE BY SELLER. Seller and Investor agree to notify in writing the other party of any liabilities, claims or misrepresentations, breaches or other matters covered by this Section 7 upon discovery or receipt of notice thereof (other than from such other party), whether before or after the Closing Date.

SECTION  8.   GENERAL

          8.1      AMENDMENTS; WAIVERS.   This Agreement and any Schedule or
Exhibit attached hereto or referenced herein may be amended only by agreement in writing of both parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

          8.2      SCHEDULES; EXHIBITS; INTEGRATION.    Each Exhibit and
Schedule delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of the Agreement. This Agreement, together with such Exhibits and Schedules, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

          8.3      BEST EFFORTS; FURTHER ASSURANCES.   Each party will use its
best efforts to cause all conditions to its obligations to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement. The parties shall cooperate with each other in such actions and in securing requisite Approvals. Each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters, including the seeking of any necessary shareholder approvals.

          8.4      GOVERNING LAW.    ALL QUESTIONS CONCERNING THE CONSTRUCTION,
VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF TEXAS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF TEXAS.

          8.5      NO ASSIGNMENT.    Except as otherwise specifically provided
herein, neither this Agreement nor any rights or obligations under it are assignable by any party.

          8.6      HEADINGS.   The descriptive headings of the Sections and
subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

          8.7      COUNTERPARTS.    This Agreement and any other agreement or
document delivered pursuant hereto may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          8.8      PUBLICITY AND REPORTS.     Seller and Investor shall
coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of the other party, except to the extent that independent legal counsel to Seller or Investor, as the case may be, shall advise the other party in writing that a particular action is required by applicable Law (in which event the party taking such action shall cooperate with the other party in connection with any disclosure or publicity resulting from such action).

          8.9      CONFIDENTIALITY.   All information disclosed by any party
(or its representatives) to the other party whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to the other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any such Persons other than as contemplated by this Agreement, except (a) to the extent that such information
(i) was known by the recipient when received, (ii) is or hereafter becomes lawfully obtainable from other public sources or (iii) is necessary or appropriate to be disclosed to a Governmental Entity having jurisdiction over the parties, (b) as may otherwise be required by Law to be disclosed or (c) to the extent such duty as to confidentiality is waived in writing by the other party.

         8.10 PARTIES IN INTEREST. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to or to confer any right of subrogation or action over or against any party to this Agreement.

          8.11     NOTICES.   Any notice or other communication hereunder must
be given in writing and (a) either delivered in person, (b) transmitted by telex, telefax or telecopy mechanism, (c) mailed by first class mail, return receipt requested, or (d) delivered by overnight mail or courier service, as follows:

         If to Investor, addressed to:

                   Praedium II Industrial Associates LLC
                   Credit Suisse-First Boston Corporation
                   11 Madison Avenue
                   New York, New York 10010-3626

                   Attention:   Christopher Hughes
                   Telecopy:    (212) 325-8258

         with a copy to:

                   Gibson, Dunn &  Crutcher, L.L.P.
                   200 Park Avenue
                   New York,  New York 10166
                   Attention:  Andrew H. Levy
                   Telecopy:  (212) 351-4035

         If to Seller, addressed to:

                   American Industrial Properties REIT
                   6210 N. Beltline Road, Suite 170
                   Irving, Texas 75063
                   Attention:   Mr. Charles W. Wolcott
                               President and Chief Executive Officer
                   Telecopy:   (972) 756-6000

or to such other address or to such other person as any party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in this Section 8.11 and an appropriate answer back is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

          8.12     EXPENSES.   Each of the parties hereto shall pay its own
respective expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of its respective financial advisers, accountants and counsel.

          8.13 REMEDIES; WAIVER. All rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right. Each of the parties hereto shall be entitled to seek any equitable remedy to the extent such remedy is available under applicable Law.

          8.14     REPRESENTATION BY COUNSEL; INTERPRETATION.   Each of the
parties hereto acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this

Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto, and no rule of strict construction shall be applied against any party to this Agreement.

          8.15 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 8.15.

          8.16 ARBITRATION. In the event of a dispute hereunder which cannot be resolved by the parties, such dispute shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment on the award rendered by the arbitration panel may be entered in any court or tribunal of competent jurisdiction. Any arbitration occurring under this Section 8.16 shall be held in Dallas, Texas.

                              INVESTOR

                              By:  PRAEDIUM II INDUSTRIAL ASSOCIATES LLC,
                                   a Delaware limited liability company

                                   By:  THE PRAEDIUM OPPORTUNITY FUND II, L.P.,
                                        its member

                                   By:  PRAEDIUM ADVISORS, INC., its managing
                                        general partner

                                        By: /s/ Christopher Hughes
                                           -----------------------------------
                                           Name:  Christopher Hughes
                                                ------------------------------
                                           Title: Vice President
                                                 -----------------------------

                                   By:  PRAEDIUM PARTNERS, LLC, its investment
                                        general partner

                                        By: /s/ Christopher Hughes
                                           -----------------------------------
                                           Name:  Christopher Hughes
                                                ------------------------------
                                           Title: Vice President
                                                 -----------------------------

                              SELLER

                              AMERICAN INDUSTRIAL PROPERTIES REIT


                              /s/ Charles W. Wolcott
                              -----------------------------------------------
                              Charles W. Wolcott
                              President and Chief Executive Officer